Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Riot Blockchain, Inc. on Form S-8 (File No. 333-235355) of our report dated August 12, 2021, with respect to our audits of the consolidated financial statements of Whinstone US, Inc. and Subsidiary as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report appears in the Form 8-K/A of Riot Blockchain, Inc. dated August 12, 2021.

/s/ Malcolm M. Dienes, LLC

Malcolm M. Dienes, LLC

Metairie, LA

August 12, 2021